Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

BB&T CORPORATION

to

U.S. BANK NATIONAL ASSOCIATION

as Trustee

Dated as of June 12, 2007

	TABLE OF CONTENTS
	(continued)
		Page

8.4	Successors and Assigns	28
8.5	Further Assurances	28
8.6	Effect of Recitals	28
8.7	Ratification of Indenture	28
8.8	Governing Law	28
8.9	Severability	28
8.10	Counterparts	29

ii

THIRD SUPPLEMENTAL INDENTURE

     THIS THIRD SUPPLEMENTAL INDENTURE, dated as of June 12, 2007 (this “Third Supplemental Indenture”), between BB&T CORPORATION, a North Carolina corporation (the “Corporation”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”), under the Junior Subordinated Indenture, dated as of August 18, 2005, between the Corporation and the Trustee (the “Indenture”).

     WHEREAS, the Corporation desires to establish, under the terms of the Indenture, a series of its securities to be known as its Fixed to Floating Rate Junior Subordinated Debentures (the “Debentures”), the form and substance of such Debentures and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Third Supplemental Indenture; and

     WHEREAS, under the terms of an Underwriting Agreement, dated as of June 5, 2007 (the “Underwriting Agreement”), among the Corporation, BB&T Capital Trust IV (the “Trust”) and the Underwriters named therein (the “Underwriters”), the Trust has agreed to sell to the Underwriters $600,000,000 aggregate liquidation amount of its Fixed to Floating Rate Capital Securities (the “Capital Securities”); and

     WHEREAS, under the terms of Section 2.5 of the Trust Agreement (as defined herein), the Corporation has committed to purchase all of the Trust’s common securities (the “Trust Common Securities”, and together with the Capital Securities, collectively referred herein as the “Trust Securities”) with an aggregate liquidation amount of $10,000; and

     WHEREAS, the Trust proposes to invest the gross proceeds from such offering of Capital Securities, together with the gross proceeds from the issuance and sale by the Trust of the Trust Common Securities, in the Debentures, as a result of which the Trust will purchase initially $600,010,000 aggregate principal amount of the Debentures; and

     WHEREAS, the Corporation has requested that the Trustee execute and deliver this Third Supplemental Indenture; and

     WHEREAS, all requirements necessary to make this Third Supplemental Indenture a valid instrument in accordance with its terms and to make the Debentures, when executed by the Corporation and authenticated and delivered by the Trustee, the valid obligations of the Corporation, have been performed, and the execution and delivery of this Third Supplemental Indenture have been duly authorized in all respects.

     NOW THEREFORE, in consideration of the purchase and acceptance of the Debentures by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the Debentures and the terms, provisions and conditions thereof, the Corporation covenants and agrees with the Trustee as follows:

ARTICLE I
DEFINITIONS

     1.1 Definitions. For all purposes of this Third Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

                      (a) a term defined in the Indenture has the same meaning when used in this Third Supplemental Indenture unless otherwise provided herein;

                      (b) a term defined anywhere in this Third Supplemental Indenture has the same meaning throughout;

                      (c) the singular includes the plural and vice versa;

                      (d) a reference to a Section or Article is to a Section or Article of this Third Supplemental Indenture unless otherwise provided herein;

                      (e) headings are for convenience of reference only and do not affect interpretation;

                      (f) the following terms have the meanings given to them in the Trust Agreement: (i) Clearing Agency; (ii) Capital Securities Certificate; (iii) Property Trustee; and (iv) Administrative Trustees;

                      (g) the following terms have the meanings given to them in this Section 1.1:

     “APM Qualifying Securities” means Common Stock, Qualifying Preferred Stock and Qualifying Warrants.

     “Applicable Spread” means (i) 0.50% in the case of a redemption of all Outstanding Debentures within 90 days of the occurrence of a Tax Event or Rating Agency Event and (ii) 0.25% in the case of any other redemption.

     “Business Combination” means a merger, consolidation, amalgamation or conveyance, transfer or lease of assets substantially as an entirety by one Person to any other Person.

     “Business Day” means any London Business Day other than a Saturday or Sunday, or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed or a day on which the corporate trust offices of the Property Trustee or the Debenture Trustee is closed for business.

     “Calculation Agent” means U.S. Bank National Association, or any other firm appointed by the Corporation, acting as calculation agent.

     “Capital Treatment Event” means the reasonable determination by the Corporation that, as a result of any (i) amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the date hereof, (ii) proposed change in those laws or regulations that is announced after the date hereof, or (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the date hereof; there is more than an insubstantial risk of impairment of the Corporation’s ability to treat the Capital Securities (or any substantial portion thereof) as “Tier 1 capital”, or its equivalent, for purposes of the capital adequacy guidelines of the Federal Reserve.

     “Capital Securities” has the meaning specified in the Recitals.

     “Commercially Reasonable Efforts” to sell Qualifying Capital Securities means commercially reasonable efforts to complete the offer and sale of Qualifying Capital Securities to Persons other than Subsidiaries in public offerings or private placements. The Corporation will not be considered to have made Commercially Reasonable Efforts to effect a sale of Qualifying Capital Securities if it determines not to pursue or complete such sale due to pricing, coupon, dividend rate or dilution considerations.

     “Common Stock” means the common stock, par value $5.00 per share, of the Corporation.

     “Common Stock Issuance Cap” has the meaning specified in Section 2.7(a) .

     “Corporation” has the meaning specified in the Recitals.

     “Current Stock Market Price” means, with respect to Common Stock on any date, (i) the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if Common Stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which Common Stock is traded or quoted on the relevant date, (ii) if Common Stock is not listed on any U.S. securities exchange on the relevant date, the last quoted bid price for Common Stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization, or (iii) if Common Stock is not so quoted the average of the mid-point of the last bid and ask prices for Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Corporation for this purpose.

     “Dissolution Election” means the election, at any time, by the Holders of the Trust Common Securities given in writing to the Property Trustee, to dissolve the Trust and to distribute the Debentures to holders of the Capital Securities in exchange for the Capital Securities (which election is optional and wholly within the discretion of the Holders of the Trust Common Securities, subject to the prior approval of the Federal Reserve, if required).

     “Debentures” has the meaning specified in Section 2.1.

     “Deferral Period” means the period commencing on an Interest Payment Date with respect to which the Corporation elects to defer interest pursuant to Section 2.5 and ending on the earlier of (i) the tenth anniversary of that Interest Payment Date and (ii) the next Interest Payment Date on which the Corporation has paid the amount deferred, all deferred amounts with respect to any subsequent period and all other accrued and unpaid interest on the Debentures.

The settlement of all deferred interest pursuant to Section 2.5(c), whether it occurs on an Interest Payment Date or another date, will immediately terminate the Deferral Period.

     “Eligible Proceeds” means, for each relevant Interest Payment Date, the net proceeds (after deducting underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale) the Corporation has received during the 180-day period prior to such Interest Payment Date from the issuance or sale of APM Qualifying Securities (excluding sales of Common Stock in excess of the Maximum Share Number and sales of Qualifying Preferred Stock in excess of the Preferred Stock Issuance Cap) to Persons that are not the Corporation’s Subsidiaries.

     “Federal Reserve” means the Board of Governors of the Federal Reserve System, together with the Federal Reserve Bank of Richmond, Virginia, or any successor federal bank regulatory agency having primary jurisdiction over the Corporation.

     “Final Repayment Date” has the meaning specified in Section 2.2(b) .

     “Guarantee Agreement” means the Guarantee Agreement between the Corporation, as guarantor, and U.S. Bank National Association, as guarantee trustee, dated as of June 12, 2007.

     “Indenture” has the meaning specified in the Recitals.

     “Intent-Based Replacement Disclosure” has the meaning specified in the Replacement Capital Covenant.

     “Interest Payment Date” has the meaning specified in Section 2.4.

     “Interest Period” means the period from, and including, any Interest Payment Date (or, in the case of the first Interest Period, June 12, 2007) to but excluding the next Interest Payment Date.

     “Investment Company Event” means the receipt by the Corporation and the Trust of an opinion of counsel experienced in matters relating to investment companies to the effect that, as a result of any change in law or regulation; or change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended, which change becomes effective on or after the date hereof.

     “LIBOR” means, with respect to any monthly or quarterly Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a one- or three-month period, as applicable, commencing on the first day of that monthly or quarterly Interest Period that appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on the LIBOR Determination Date for that monthly or quarterly Interest Period, as the case may be. If such rate does not appear on Reuters Screen LIBOR01 Page, one- or three-month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a one- or three-month period commencing on the first day of that monthly or quarterly Interest Period, as applicable, and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Corporation), at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that monthly or quarterly Interest Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, one- or three-month LIBOR with respect to that monthly or quarterly Interest Period, as applicable, will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, one- or three-month LIBOR with respect to that monthly or quarterly Interest Period, as applicable, will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on the first day of that monthly or quarterly Interest Period, as applicable, for loans in U.S. dollars to leading European banks for a one- or three-month period, as applicable, commencing on the first day of that monthly or quarterly Interest Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, LIBOR for that monthly or quarterly Interest Period will be the same as LIBOR as determined for the previous Interest Period or, in the case of the quarterly Interest Period beginning on June 12, 2037, 5.360% . The establishment of LIBOR for each monthly or quarterly Interest Period, as applicable, by the Calculation Agent shall (in the absence of manifest error) be final and binding.

     “LIBOR Determination Date” means the second London Business Day immediately preceding the first day of the relevant monthly or quarterly Interest Period.

     “London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted on the London interbank market.

     “Major Subsidiary Depository Institution” means a major subsidiary depository institution of the Corporation within the meaning of the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies. As of the date of this Third Supplemental Indenture, Branch Banking and Trust Company is the Corporation’s Major Subsidiary Depository Institution.

     “Make-Whole Redemption Price” is equal to the greater of:

     (i) 100% of the principal amount of the Debentures being redeemed, plus accrued and unpaid interest to the Redemption Date, or

     (ii) an amount calculated as the sum of the present values of the principal amount of the Debentures and each interest payment thereon that would have been payable from the Redemption date to and including June 12, 2037 (not including any portion of such payments of interest accrued as of the Redemption Date), discounted, in the case of principal and interest due on that date, from June 12, 2037 and in the case of any other interest payment from the applicable Interest Payment Date to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus the Applicable Spread, plus accrued and unpaid interest to the Redemption Date.

     “Market Disruption Event” means, with respect to the issuance or sale of Qualifying Capital Securities pursuant to Section 2.2 or APM Qualifying Securities pursuant to Section 2.7, the occurrence or existence of any of the following events or sets of circumstances:

     (i) Trading in securities generally (or in the Common Stock or Preferred Stock specifically) on the New York Stock Exchange or any other national securities exchange, or in the over-the-counter market, on which Common Stock and/or Preferred Stock is then listed or traded shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the relevant exchange or by any other regulatory body or governmental agency having jurisdiction, and such suspension, disruption or the establishment of such minimum prices materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, APM Qualifying Securities or Qualifying Capital Securities, as the case may be;

     (ii) The Corporation would be required to obtain the consent or approval of a regulatory body (including any securities exchange) or governmental authority to issue or sell Qualifying Capital Securities or APM Qualifying Securities, as the case may be, and such consent or approval has not yet been obtained notwithstanding the Corporation’s commercially reasonable efforts to obtain such consent or approval;

     (iii) A banking moratorium shall have been declared by the federal or state authorities of the United States and such moratorium materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the APM Qualifying Securities or Qualifying Capital Securities, as the case may be;

     (iv) A material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States and such disruption materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the APM Qualifying Securities or Qualifying Capital Securities, as the case may be;

     (v) The United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis and such event materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the APM Qualifying Securities or Qualifying Capital Securities, as the case may be;

     (vi) There shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including as a result of terrorist activities, and such change materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the APM Qualifying Securities or Qualifying Capital Securities, as the case may be;

     (vii) An event occurs and is continuing as a result of which the offering document for such offer and sale of APM Qualifying Securities or Qualifying Capital

Securities, as the case may be, would, in the reasonable judgment of the Corporation, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (a) the disclosure of that event at such time, in the reasonable judgment of the Corporation, is not otherwise required by law and would have a material adverse effect on the business of the Corporation or (b) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the ability of the Corporation to consummate such transaction, provided that no single suspension period contemplated by this paragraph (vii) shall exceed 90 consecutive days and multiple suspension periods contemplated by this paragraph (vii) shall not exceed an aggregate of 180 days in any 360-day period; or

     (viii) The Corporation reasonably believes that the offering document for such offer and sale of APM Qualifying Securities or Qualifying Capital Securities, as the case may be, would not be in compliance with a rule or regulation of the Commission (for reasons other than those referred to in paragraph (vii) above) and the Corporation is unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension period contemplated by this paragraph (viii) shall exceed 90 consecutive days and multiple suspension periods contemplated by this paragraph (viii) shall not exceed an aggregate of 180 days in any 360-day period.

     “Maximum Share Number” has the meaning specified in Section 2.7(a)(iii) .

     “Non-Book-Entry Capital Securities” has the meaning specified in Section 2.3(b)(ii) .

     “Parity Securities” means debt securities or guarantees of the Corporation that rank upon liquidation of the Corporation on a parity with the Debentures, and includes the Debentures.

     “Paying Agent” means, with respect to the Debentures, U.S. Bank National Association or any other Person, including an affiliate of the Corporation, authorized by the Corporation to pay the principal of or interest on the Debentures on behalf of the Corporation.

     “Permitted Remedies” has the meaning specified in the Replacement Capital Covenant.

     “Preferred Stock” means the preferred stock of the Corporation.

     “Preferred Stock Issuance Cap” has the meaning specified in Section 2.7(a) .

     “Prospectus Supplement” means the prospectus supplement dated June 5, 2007 to the prospectus dated June 5, 2007, pursuant to which the Capital Securities and the Debentures were offered to investors.

     “Qualifying Capital Securities” has the meaning specified in the Replacement Capital Covenant.

     “Qualifying Preferred Stock” means non-cumulative perpetual preferred stock of the Corporation that (a) ranks pari passu with or junior to all other Preferred Stock of the

Corporation, and (b) either (x) is subject to the Qualifying Replacement Capital Covenant or (y) is subject to Intent-Based Replacement Disclosure and has a provision that prohibits the Corporation from paying any dividends thereon upon the Corporation’s failure to satisfy one or more financial tests set forth therein, and (c) as to which the transaction documents provide for no remedies as a consequence of non-payment of dividends other than Permitted Remedies.

     “Qualifying Replacement Capital Covenant” has the meaning specified in the Replacement Capital Covenant.

     “Qualifying Warrants” means net share settled warrants to purchase Common Stock that (a) have an exercise price greater than the Current Stock Market Price as of the date the Corporation agrees to issue such warrants and (b) the Corporation is not entitled to redeem for cash and the holders of which are not entitled to require it to repurchase for cash in any circumstances.

     “Rating Agency Event” means a change in the methodology employed by any nationally recognized statistical rating organization within the meaning of Rule 15c3-1 under the Exchange Act that currently publishes a rating for the Corporation or any of its subsidiaries (in this definition, a “rating agency”) in assigning equity credit to securities such as the Debentures, as such methodology is in effect on the date of this Third Supplemental Indenture (in this definition, the “current criteria”), which change results in a lower equity credit being assigned by such rating agency to the Debentures as of the date of such change than the equity credit that would have been assigned to the Debentures as of the date of such change by such rating agency pursuant to its current criteria.

     “Regular Record Date” means for the interest payable on any Interest Payment Date with respect to the Debentures that are in book-entry form, the date that is one Business Day prior to the relevant Interest Payment Date. With respect to Debentures that are not in book-entry form, the Regular Record Date shall mean the fifteenth calendar day prior to the relevant Interest Payment Date.

     “Repayment Date” means the Scheduled Maturity Date and each Interest Payment Date thereafter until the Corporation shall have repaid or redeemed all of the Debentures.

     “Replacement Capital Covenant” means the Replacement Capital Covenant, dated as of June 12, 2007, by the Corporation, as the same may be amended or supplemented from time to time in accordance with the provisions thereof and Section 2.2(a)(vii) .

     “Reuters Screen LIBOR01 Page” means the display designated on the Reuters Screen LIBOR01 Page (or such other page as may replace the Reuters Screen LIBOR01 Page on the service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits).

     “Scheduled Maturity Date” means June 12, 2057 or if such day is not a Business Day, the following Business Day

     “Securities Registrar” means, with respect to the Debentures, U.S. Bank National Association, or any other firm appointed by the Corporation, acting as securities registrar for the Debentures.

     A “Supervisory Event” means an event that shall commence upon the date the Corporation has notified the Federal Reserve of its intention and affirmatively requested Federal Reserve approval both (a) to sell APM Qualifying Securities and (b) to apply the net proceeds of such sale to pay deferred interest on the Debentures, and the Corporation has been notified that the Federal Reserve disapproves of either action mentioned in that notice. A Supervisory Event shall cease on the Business Day following the earlier to occur of (i) the 10th anniversary of the commencement of any Deferral Period or (ii) the day on which the Federal Reserve notifies the Corporation in writing that it no longer disapproves of the Corporation’s intention to both (1) issue or sell APM Qualifying Securities and (2) apply the net proceeds from such sale to pay deferred interest on the Debentures.

     “Third Supplemental Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more agreements supplemental hereto entered into pursuant to the applicable provisions hereof.

     “Tax Event” means that the Corporation has requested and received an opinion of counsel experienced in such matters to the effect that, as a result of any:

     (i) amendment to or change (including any announced prospective change) in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or becomes effective after the date hereof;

     (ii) proposed change in those laws or regulations that is announced after the date hereof;

     (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the date hereof; or

     (iv) threatened challenge asserted in connection with an audit of the Trust, the Corporation or its Subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Debentures;

there is more than an insubstantial increase in risk that:

     (i) the Trust is, or will be, subject to United States federal income tax with respect to income received or accrued on the Debentures;

     (ii) interest payable by the Corporation on the Debentures is not, or will not be, deductible by the Corporation, in whole or in part, for United States federal income tax purposes; or

     (iii) the Trust is or will be subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     “Trading Day” means a day on which Common Stock is traded on the New York Stock Exchange, or if not then listed on the New York Stock Exchange, a day on which Common Stock is traded or quoted on the principal U.S. securities exchange on which it is listed or quoted, or if not then listed or quoted on a U.S. securities exchange, a day on which Common Stock is quoted in the over-the-counter market.

     “Treasury Dealer” means Credit Suisse Securities (USA) LLC (or its successor) or, if Credit Suisse Securities (USA) LLC (or its successor) refuses to act as treasury dealer for this purpose or ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by the Corporation for these purposes.

     “Treasury Rate” means the semi-annual equivalent yield to maturity of the Treasury Security that corresponds to the Treasury Price (calculated in accordance with standard market practice and computed as of the second Trading Day preceding the Redemption Date).

     “Treasury Security” means the United States Treasury security that the Treasury Dealer determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the Debentures being redeemed in a tender offer based on a spread to United States Treasury yields.

     “Treasury Price” means the bid-side price for the Treasury Security as of the third Trading Day preceding the Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York on that Trading Day and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities”, except that: (a) if that release (or any successor release) is not published or does not contain that price information on that Trading Day; or (b) if the Treasury Dealer determines that the price information is not reasonably reflective of the actual bid-side price of the Treasury Security prevailing at 3:30 p.m., New York City time, on that Trading Day, then Treasury Price will instead mean the bid-side price for the Treasury Security at or around 3:30 p.m., New York City time, on that Trading Day (expressed on a next Trading Day settlement basis) as determined by the Treasury Dealer through such alternative means as the Treasury Dealer considers to be appropriate under the circumstances.

     “Trust” has the meaning specified in the Recitals.

     “Trust Agreement” means the Amended and Restated Trust Agreement, dated as of June 12, 2007, among the Corporation, as Depositor, U.S. Bank National Association, as the Property Trustee, Wilmington Trust Corporation, as the Delaware Trustee, and the Administrative Trustees.

     “Trust Common Securities” has the meaning specified in the Recitals.

     “Trustee” has the meaning specified in the Recitals.

     “Trust Securities” has the meaning specified in the Recitals.

     “Underwriting Agreement” has the meaning specified in the Recitals.

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE DEBENTURES

     2.1 Designation, Principal Amount and Authorized Denomination. There is hereby authorized and established under the terms of the Indenture a series of the Corporation’s securities designated as the “Fixed to Floating Rate Junior Subordinated Debentures” (the “Debentures”) limited in aggregate principal amount to no more than $600,010,000, which amount shall be as set forth in one or more written orders of the Corporation for the authentication and delivery of the Debentures pursuant to Section 3.3 of the Indenture. The denominations in which Debentures will be issuable are $1,000 principal amount and integral multiples thereof.

     2.2 Repayment.

(a) Scheduled Maturity Date.

          (i) The principal amount of, and all accrued and unpaid interest on, the Debentures will be payable in full on the Scheduled Maturity Date; provided, however, that in the event the Corporation has delivered an Officers’ Certificate to the Trustee pursuant to clause (v) of this Section 2.2(a) in connection with the Scheduled Maturity Date, (x) the principal amount of Debentures payable on the Scheduled Maturity Date, if any, will be the principal amount set forth in the notice of repayment, if any, accompanying such Officers’ Certificate, (y) such principal amount of Debentures will be repaid on the Scheduled Maturity Date pursuant to Article III, and (z) subject to clause (ii) of this Section 2.2(a), the remaining Debentures will remain outstanding and will be payable on the immediately succeeding Interest Payment Date or such earlier date on which they are redeemed pursuant to Section 2.8 or become due and payable pursuant to Section 5.2 of the Indenture. The entire principal amount of the Debentures outstanding will be due and payable on the Scheduled Maturity Date in the event the Corporation does not deliver an Officers’ Certificate to the Trustee during the period from and including the 30th Business Day immediately preceding the Scheduled Maturity Date to and including the 10th Business Day immediately preceding the Scheduled Maturity Date.

          (ii) In the event the Corporation has delivered an Officers’ Certificate to the Trustee pursuant to clause (v) of this Section 2.2(a) in connection with any Interest Payment Date after the Scheduled Maturity Date, the principal amount of Debentures repayable on such Interest Payment Date will be the principal amount set forth in the notice of repayment, if any, accompanying such Officers’ Certificate, and will be repaid on such Interest Payment Date pursuant to Article III, and the remaining Debentures will remain outstanding and will be payable on the immediately succeeding Interest Payment Date or such earlier date on which they are redeemed pursuant to Section 2.8 or become due and payable pursuant to Section 5.2 of the Indenture. The entire principal amount of the Debentures outstanding will be due and payable on any Interest Payment Date after the Scheduled Maturity Date in the event the Corporation does not deliver an Officers’ Certificate to the Trustee during the period from and including the 30th Business Day immediately preceding such Interest Payment Date to and including the 10th Business Day immediately preceding such Interest Payment Date.

          (iii) The obligation of the Corporation to repay the Debentures pursuant to this Section 2.2(a) on any date before the Final Repayment Date will be subject to (x) its obligations under Article XIII of the Indenture to the holders of Senior Debt and (y) its obligations under Section 2.5 with respect to the payment of deferred interest on the Debentures.

          (iv) Until the Debentures are paid in full, the Corporation will use Commercially Reasonable Efforts, subject to a Market Disruption Event:

     (A) to raise sufficient net proceeds from the issuance of Qualifying Capital Securities during a 180-day period ending on the date, not more than 30 and not less than 10 Business Days before the Scheduled Maturity Date, on which the Corporation delivers the notice required by clause (v) of this Section 2.2(a) and Section 3.1, to permit repayment of the Debentures in full on the Scheduled Maturity Date pursuant to clause (i) of this Section 2.2(a); and

     (B) if the Corporation is unable for any reason to raise sufficient net proceeds from the issuance of Qualifying Capital Securities to permit repayment in full of the Debentures on the Scheduled Maturity Date (as required by clause (A) above) or any subsequent Interest Payment Date, to raise sufficient net proceeds from the issuance of Qualifying Capital Securities during a 180-day period ending on the date, not more than 30 and not less than 10 Business Days before the following Interest Payment Date, on which the Corporation delivers the notice required by clause (v) of this Section 2.2(a) and Section 3.1, to permit repayment of the Debentures in full on such following Interest Payment Date pursuant to clause (ii) of this Section 2.2(a) .

     (v) The Corporation shall, if it has not raised sufficient net proceeds from the issuance of Qualifying Capital Securities pursuant to clause (iv) above in connection with any Repayment Date, deliver an Officers’ Certificate to the Trustee (which the Trustee shall promptly forward upon receipt to the Property Trustee) no more than 30 and no less than 10 Business Days in advance of such Repayment Date stating the amount of net proceeds, if any, raised pursuant to clause (iv) above in connection with such Repayment Date and the corresponding principal amount of the Debentures represented thereby. The Corporation shall be excused from its obligation to use Commercially Reasonable Efforts to sell Qualifying Capital Securities pursuant to clause (iv) above if such Officers’

Certificate further certifies that: (A) a Market Disruption Event was existing during the 180-day period preceding the date of such Officers’ Certificate or, in the case of any Repayment Date after the Scheduled Maturity Date, the 30-day period preceding the date of such Officers’ Certificate; and (B) either (1) the Market Disruption Event continued for the entire 180- or 30-day period, as the case may be, or (2) the Market Disruption Event continued for only part of the period, but the Corporation was unable after Commercially Reasonable Efforts to raise sufficient net proceeds during the rest of that period to permit repayment of the Debentures in full pursuant to clause (iv) above. Each Officers’ Certificate delivered pursuant to this clause (v), unless no principal amount of Debentures is to be repaid on the applicable Repayment Date, will be accompanied by a notice of repayment pursuant to Section 3.1 setting forth the principal amount of the Debentures to be repaid on such Repayment Date, if any, which amount will be determined after giving effect to clause (vi) of this Section 2.2(a) .

     (vi) Payments in respect of the Debentures on any Repayment Date will be applied, first, to deferred interest to the extent of Eligible Proceeds raised pursuant to Section 2.7, second, to pay current interest to the extent not paid from other sources and, third, to the principal of the Debentures; provided that if the Corporation is obligated to sell Qualifying Capital Securities and apply the net proceeds to payments of principal of or interest on any outstanding securities in addition to the Debentures, then on any date and for any period the amount of net proceeds received by the Corporation from those sales and available for such payments will be applied to the Debentures and those other securities having the same scheduled maturity date as the Debentures pro rata in accordance with their respective outstanding principal amounts and none of such net proceeds shall be applied to any other securities having a later scheduled maturity date until the principal of and all accrued and unpaid interest on the Debentures has been paid in full, except to the extent permitted by Section 2.6(a) and 2.7(c) . Notwithstanding the foregoing, if the Corporation raises less than $5 million of net proceeds from the sale of Qualifying Capital Securities during the relevant 180- or 30-day period, as the case may be, the Corporation will not be required to repay any Debentures on the applicable Repayment Date or the next Interest Payment Date, as applicable, but the Corporation will use those net proceeds as provided in the preceding sentence to repay the Debentures on the next Interest Payment date as of which it has raised at least $5 million of net proceeds.

     (vii) The Corporation shall not amend the Replacement Capital Covenant to impose additional restrictions on the type or amount of Qualifying Capital Securities for purposes of determining the extent to which repayment, redemption or repurchase of the Debentures or Capital Securities is permitted, except with the consent of the Holders of a majority by liquidation amount of the Capital Securities or, if the Debentures have been distributed by the Trust, the Holders of a majority by principal amount of the Debentures. Except as aforesaid, the Corporation may amend or supplement the Replacement Capital Covenant in accordance with its terms and without the consent of the Holders of the Capital Securities or the Debentures.

     (b) Final Repayment Date. The principal of, and all accrued and unpaid interest on, all outstanding Debentures will be due and payable on June 12, 2077 or, if such day is not a Business Day, the following Business Day (the “Final Repayment Date”), regardless of the amount of Qualifying Capital Securities or APM Qualifying Securities the Corporation may have issued and sold by that time.

2.3 Form.

     (a) Form and Payment. Except as provided in Section 2.3(b), the Debentures shall be issued in fully registered certificated form without interest coupons. The transfer of Debentures issued in certificated form will be registrable and such Debentures will be exchangeable for other junior subordinated debentures of the same issue and series of any authorized denomination, of a like principal amount, of the same original issue date and stated maturity and bearing the same interest rate at the Corporate Trust Office of the Trustee. Principal and interest on such Debentures will be payable at the Corporate Trust Office of the Trustee or at the office of any Paying Agent designated by the Corporation from time to time; provided, however, that payment of interest may be made at the option of the Corporation by check mailed to the Holder at such address or by transfer to an account maintained by the Holder, as specified in the Securities Register.

(b) Global Form. In connection with a Dissolution Election,

          (i) the Debentures in certificated form shall be presented to the Trustee by the Property Trustee to be exchanged for one or more fully registered securities representing the aggregate principal amount of all then outstanding Debentures as a Global Security to be registered in the name of the Depositary, or its nominee and delivered by the Trustee to the Depositary for crediting to the accounts of its participants pursuant to the instructions of the Administrative Trustees. Upon any such presentation, the Corporation shall execute a Global Security in such aggregate principal amount and deliver the same to the Trustee for authentication and delivery in accordance with the Indenture and this Third Supplemental Indenture. Payments on the Debentures issued as a Global Security will be made to the Depositary; and

          (ii) if any Capital Securities are held in certificated form and not in book-entry form, the Debentures in certificated form may be presented to the Trustee by the Property Trustee and any Capital Security Certificate which represents Capital Securities other than Capital Securities held by the Clearing Agency or its nominee (“Non-Book-Entry Capital Securities”) will be deemed to represent beneficial interests in Debentures presented to the Trustee by the Property Trustee having an aggregate principal amount equal to the aggregate liquidation amount of the Non-Book-Entry Capital Securities until such Capital Security Certificates are presented to the Securities Registrar for transfer or reissuance, at which time such Capital Security Certificates will be canceled and a Debenture, registered in the name of the holder of the Capital Security Certificate or the transferee of the holder of such Capital Security Certificate, as the case may be, with an aggregate principal amount equal to the aggregate liquidation amount of the Capital Security Certificate canceled, will be executed by the Corporation and delivered to the Trustee for authentication and delivery in accordance with the Indenture and this Third Supplemental Indenture. On issue of such Debentures, Debentures with an equivalent aggregate principal amount that were presented by the Property Trustee to the Trustee will be deemed to have been canceled.

A Global Security may be transferred, in whole but not in part, only to another nominee of the Depositary, or to a successor Depositary selected or approved by the Corporation or to a nominee of such successor Depositary.

     If at any time the Depositary notifies the Corporation that it is unwilling or unable to continue as Depositary or if at any time the Depositary shall no longer be registered or in good standing under the Exchange Act or other applicable statute or regulation, and a successor Depositary for such series is not appointed by the Corporation within 90 days after the Corporation receives such notice or becomes aware of such condition, as the case may be, the Corporation will execute, and, subject to Article III of the Indenture, the Trustee, upon written notice from the Corporation, will authenticate and make available for delivery the Debentures in definitive registered form without coupons, in authorized denominations, and in an aggregate principal amount equal to the principal amount of the Global Security in exchange for such Global Security. In addition, the Corporation may at any time determine that the Debentures shall no longer be represented by a Global Security. In such event the Corporation will execute, and subject to Article III of the Indenture, the Trustee will authenticate and deliver the Debentures in definitive registered form without coupons, in authorized denominations, and in an aggregate principal amount equal to the principal amount of the Global Security in exchange for such Global Security. Upon the exchange of the Global Security for such Debentures in definitive registered form without coupons, in authorized denominations, the Global Security shall be canceled by the Trustee. Such Debentures in definitive registered form issued in exchange for the Global Security shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee. The Trustee shall deliver such Debentures to the Depositary for delivery to the Persons in whose names such Securities are so registered.

2.4 Rate of Interest; Interest Payment Dates.

     (a) Rate of Interest. The Debentures will bear interest (i) at an annual rate of 6.82% from and including June 12, 2007 to but excluding June 12, 2037, (ii) at an annual rate equal to three-month LIBOR plus 2.110%, from and including June 2037 to but excluding June 12, 2057, and (iii) thereafter at an annual rate equal to one-month LIBOR plus 2.108% . The interest will accrue from June 12, 2007 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, until the principal thereof is paid or made available for payment. Interest will be computed on the basis of (i) a 360-day year comprised of twelve 30-day months with respect to any Interest Period ending on or prior to June 12, 2037 and (ii) a 360-day year and the actual number of days elapsed with respect to any other Interest Period after June 12, 2037. Accrued interest that is not paid on the applicable Interest Payment Date (after giving effect to the adjustments described in the last sentence of Section 2.4(b)), including interest deferred pursuant to Section 2.5, will bear Additional Interest, to the extent permitted by law, at the then-applicable rate described in this paragraph from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date.

     (b) Interest Payment Dates. Subject to the other provisions hereof, interest on the Debentures will be payable (i) semi-annually in arrears on June 12 and December 12 of each year, beginning on December 12, 2007 until and including June 12, 2037, (ii) quarterly in arrears on March 12, June 12, September 12 and December 12 of each year, beginning on September 12, 2037 until and including June 12, 2057, and (iii) monthly in arrears on the 12th day of each month thereafter (each such date, an “Interest Payment Date”); provided, however, if any Interest Payment Date described in clauses (ii) or (iii) of this paragraph falls on a day that is not a Business Day, the applicable Interest Payment Date shall instead occur on the next Business Day. If any Interest Payment Date scheduled on or prior to the regularly scheduled Interest Payment Date on June 12, 2037 occurs on a day that is not a Business Day, the payment of interest for such Interest Payment Date shall be made (or such interest shall be made available for payment) on the next Business Day without any interest or other payment in respect of the delay. If any Interest Payment Date scheduled after the regularly scheduled Interest Payment Date on June 12, 2037 occurs on a day that is not a Business Day, the payment of interest for such Interest Payment Date shall be made (or such interest shall be made available for payment) on the next Business Day and shall include interest or other payment in respect of the delay.

     (c) Percentages. All percentages resulting from any calculations referred to in this Third Supplemental Indenture will be rounded, if necessary, to the nearest one ten-thousandth of a percentage point, with five hundred-thousandths of a percentage point being rounded upwards (e.g., 6.87655% (or .0687655) would be rounded to 6.8766% (or .068766)), and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent or more being rounded upwards).

2.5 Interest Deferral.

     (a) Option to Defer Interest Payments. The following provisions shall apply to the Debentures in lieu of Section 3.12 and the first paragraph of Section 10.7 of the Indenture:

          (i) The Corporation will have the right at any time and from time to time, to defer the payment of interest on the Debentures for one or more consecutive Interest Periods that do not exceed 10 years; provided that no Deferral Period will extend beyond the Final Repayment Date or the earlier redemption in full of the Debentures. Upon termination of any Deferral Period and upon the payment of all deferred interest then due on any Interest Payment Date, the Corporation may elect to begin a new Deferral Period pursuant to this Section 2.5.

          (ii) At the end of any Deferral Period, the Corporation will pay all deferred interest on the Debentures to the Persons in whose names the Debentures are registered in the Securities Register at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Deferral Period.

          (iii) The Corporation may elect to pay interest on any Interest Payment Date during any Deferral Period to the extent permitted by Section 2.5(b) .

     (b) Payment of Deferred Interest. The Corporation will not pay deferred interest on the Debentures before the Final Repayment Date or at any time an Event of Default has occurred and is continuing from any source other than Eligible Proceeds. Notwithstanding the foregoing, (i) the Corporation may pay current interest during a Deferral Period or at any other time from any available funds and (ii) if a Supervisory Event has occurred and is continuing, then the Corporation may (but is not obligated to) pay deferred interest with cash from any source. In addition, if the Corporation sells APM Qualifying Securities pursuant to Section 2.7 but a Supervisory Event arises from the Federal Reserve disapproving the use of the proceeds to pay deferred interest, the Corporation may use the proceeds for other purposes and continue to defer interest on the Debentures.

     (c) Business Combination Exception. If the Corporation is involved in a Business Combination where immediately after its consummation more than 50% of the voting stock of the Person formed by such Business Combination, or the Person that is the surviving entity of such Business Combination, or the Person to whom such properties and assets are conveyed, transferred or leased in such Business Combination, is owned by the shareholders of the other party to such Business Combination, then Section 2.5(b) and Section 2.7 will not apply to any Deferral Period that is terminated on the next Interest Payment Date following the date of consummation of such Business Combination (or if later, at any time within 90 days following the date of consummation of the Business Combination). The Corporation will establish a Special Record Date for the payment of any deferred interest pursuant to this Section 2.5(c) on a date other than an Interest Payment Date.

     (d) Notice of Deferral. The Corporation will give written notice of its election to begin or extend any Deferral Period, (x) if the Property Trustee, on behalf of the Trust, is the sole Holder of the Debentures, to the Property Trustee and the Delaware Trustee no more than 30 and no less than five Business Days before the earlier of (A) the next succeeding date on which the distributions on the Capital Securities are payable and (B) the date the Property Trustee is required to give notice to holders of the Capital Securities of the record or payment date for the related distribution, or (y) if the Property Trustee, on behalf of the Trust, is not the sole Holder of the Debentures, to each Holder of the Debentures and the Trustee no more than 30 and no less than five Business Days before the next Interest Payment Date. Notice of the Corporation’s election of a Deferral Period will be given by the Property Trustee by first-class mail, postage prepaid, mailed not more than five Business Days after the Property Trustee receives written notice from the Corporation to each holder of Trust Securities at such holder’s address appearing in the Security Register.

2.6 Dividend and Other Payment Stoppages.

     (a) During Deferral Period. So long as any Debentures remain Outstanding, if the Corporation has given notice of its election to defer interest payments on the Debentures but the related Deferral Period has not yet commenced or a Deferral Period is continuing or there has occurred and is continuing an Event of Default with respect to the Debentures, or the Corporation is in default regarding its payment of any obligation under the Guarantee Agreement, the Corporation will not, and will not permit any Subsidiary to:

          (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of capital stock of the Corporation;

          (ii) make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any Parity Securities or any debt securities or guarantees of the Corporation that rank upon the Corporation’s liquidation on a parity with the Debentures or junior in interest upon liquidation to the Debentures; or

          (iii) make any guarantee payments regarding any guarantee by the Corporation of the junior subordinated debentures of any Subsidiary of the Corporation if the guarantee ranks pari passu with or junior in interest to the Debentures;

provided, however, the restrictions in clauses (i), (ii) and (iii) above do not apply to: (1) any repurchase, redemption or other acquisition of shares of the Corporation’s capital stock by the Corporation in connection with (A) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of its employees, officers, directors, consultants or independent contractors, (B) a dividend reinvestment or stockholder purchase plan, or (C) the issuance of the Corporation’s capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable Deferral Period, (2) any exchange, redemption or conversion of any class or series of the Corporation’s capital stock, or the capital stock of one of its Subsidiaries, for any other class or series of its capital stock, or of any class or series of its indebtedness for any class or series of its capital stock, (3) any purchase of fractional interests in shares of the Corporation’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged, (4) any declaration of a dividend in connection with any stockholder rights plan, or the issuance of rights, stock or other property under any stockholder rights plan, or the redemption or purchase of rights pursuant thereto, (5) any payment by the Corporation under the Guarantee Agreement, (6) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock, (7) any payment during a Deferral Period of current interest on Parity Securities that is made pro rata to the amounts due on such Parity Securities

(including the Debentures), and any payment of deferred interest on Parity Securities that, if not made, would cause the Corporation to breach the terms of the instrument governing such Parity Securities, provided that such payments are made in accordance with Section 2.7(c) to the extent it applies, or (8) any payment during a Deferral Period of principal in respect of Parity Securities having the same scheduled maturity date as the Scheduled Maturity Date as the Debentures, as required under a provision of such other Parity Securities that is substantially the same as the provision described under Section 2.2, and that is made on a pro rata basis among one or more series of Parity Securities (including the Debentures) having such a provision. The distribution restrictions and exceptions in this Section 2.6 will be in lieu of the distribution restrictions and exceptions in Section 3.12 of the Indenture.

     (b) Additional Limitation upon Deferral Lasting over One Year. If any Deferral Period lasts longer than one year, neither the Corporation nor any Subsidiary of the Corporation will repurchase or acquire any securities ranking junior to or pari passu with any APM Qualifying Securities the proceeds of which were used to settle deferred interest during the relevant Deferral Period before the first anniversary of the date on which all deferred interest on the Debentures has been paid, subject to the exceptions listed in clauses (1) through (8) of the proviso to Section 2.6(a); provided, however, if the Corporation is involved in a Business Combination where immediately after its consummation more than 50% of the voting stock of the Person formed by such Business Combination, or the Person that is the surviving entity of such Business Combination, or the Person to whom such properties and assets are conveyed, transferred or leased in such Business Combination, is owned by the shareholders of the other party to such Business Combination, then the limitation set forth in this Section 2.6(b) will not apply to any Deferral Period that is terminated on the next Interest Payment Date following the date of consummation of such Business Combination.

2.7 Alternative Payment Mechanism.

     (a) Obligation to Issue APM Qualifying Securities. Commencing not later than the earlier of (i) the first Interest Payment Date following the commencement of any Deferral Period on which the Corporation pays any current interest on the Debentures from any source of funds or (ii) the fifth anniversary of the commencement of such Deferral Period, the Corporation shall, subject to the occurrence and continuation of a Supervisory Event or a Market Disruption Event as described under Section 2.7(b) and subject to Section 2.5(c), issue one or more types of APM Qualifying Securities until the Corporation has raised an amount of Eligible Proceeds at least equal to the aggregate amount of accrued and unpaid deferred interest on the Debentures and applied such Eligible Proceeds on the next Interest Payment Date to the payment of deferred interest in accordance with Section 2.5, provided that:

          (i) the foregoing obligations will not apply to the extent that, with respect to deferred interest attributable to the first five years of any Deferral Period, the net proceeds of any issuance of Common Stock (or Qualifying Warrants if the definition of APM Qualifying Securities has been modified to exclude Common Stock) applied during such Deferral Period to pay interest on the Debentures pursuant to this Section 2.7, together with the net proceeds of all prior issuances of Common Stock and Qualifying Warrants so applied during such Deferral Period, would exceed an amount equal to 2% of the product of the average of the Current Stock Market Prices of the Common Stock on the 10 consecutive Trading Days ending on the second Trading Day immediately preceding the date of issuance multiplied by the total number of issued and outstanding shares of Common Stock as of the date of the Corporation’s then most recent publicly available consolidated financial statements (the “Common Stock Issuance Cap”); provided that the Common Stock Issuance Cap will cease to apply after the ninth anniversary of the commencement of any Deferral Period, at which point the Corporation must pay any deferred interest regardless of the time at which it was deferred, pursuant to this Section 2.7, subject to the Maximum Share Number and any Supervisory Event or Market Disruption Event; and provided, further, that if the Common Stock Issuance Cap is reached during a Deferral Period and the Corporation subsequently repays all deferred interest, the Common Stock Issuance Cap will cease to apply at the termination of such Deferral Period and will not apply again unless and until the Corporation starts a new Deferral Period; and

     (ii) the Corporation shall not be permitted to issue Qualifying Preferred Stock to pay deferred interest on the Debentures, and the foregoing obligations will not apply, to the extent that the net proceeds of any issuance of Qualifying Preferred Stock applied to pay interest on the Debentures pursuant to this Section 2.7, together with the net proceeds of all prior issuances of Qualifying Preferred Stock so applied during the current and all prior Deferral Periods, would exceed 25% of the aggregate principal amount of the outstanding Debentures (the “Preferred Stock Issuance Cap”); and

     (iii) the Corporation shall not be obligated to sell more than 20 million shares of Common Stock (such number, as it may be adjusted from time to time, the “Maximum Share Number”) for purposes of paying deferred interest on the Debentures; provided that if the issued and outstanding shares of Common Stock shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, then the Maximum Share Number shall be correspondingly adjusted. The Corporation may, in its discretion and without the consent of the Holders of the Debentures, increase the Maximum Share Number (including through the increase of the Corporation’s authorized share capital, if necessary) if the Corporation determines that such increase is necessary to allow it to issue sufficient shares of Common Stock to pay deferred interest on the Debentures.

For the avoidance of doubt, (x) once the Corporation reaches the Common Stock Issuance Cap for a Deferral Period, the Corporation will not be required to issue more Common Stock (or Qualifying Warrants if the definition of APM Qualifying Securities has been modified to exclude Common Stock) with respect to deferred interest attributable to the first five years of such Deferral Period pursuant to this Section 2.7, even if the amount referred to in clause (i) of the proviso to this Section 2.7(a) subsequently increases because of a subsequent increase in the Current Stock Market Price of Common Stock or the number of outstanding shares of Common Stock, and (y) so long as the definition of APM Qualifying Securities has not been amended to eliminate Common Stock, the sale of Qualifying Warrants to pay deferred interest is an option that may be exercised at the Corporation’s sole discretion and the Corporation is not obligated to sell Qualifying Warrants or to apply the proceeds of any such sale to pay deferred interest on the Debentures, and no class of investors in the Corporation’s securities, or any other party, may require the Corporation to issue Qualifying Warrants.

     (b) Market Disruption Event and Supervisory Event. Section 2.7(a) will not apply with respect to any Interest Payment Date if the Corporation shall have provided to the Trustee (and to the Property Trustee of the Trust to the extent the Trust is the sole Holder of the Debentures) no more than 15 and no less than 10 Business Days before such Interest Payment Date an Officers’ Certificate stating that (i) a Market Disruption Event or Supervisory Event was existing after the immediately preceding Interest Payment Date and (ii) either (x) the Market Disruption Event or Supervisory Event continued for the entire period from the Business Day immediately following the preceding Interest Payment Date to the Business Day immediately preceding the date on which such Officers’ Certificate is provided or (y) the Market Disruption Event or Supervisory Event continued for only part of such period but the Corporation was unable to raise sufficient Eligible Proceeds during the rest of that period to pay all accrued and unpaid interest due on the Interest Payment Date with respect to which such Officers’ Certificate is being delivered or (z) the Supervisory Event prevents the Corporation from applying the net proceeds of sales of APM Qualifying Securities to pay deferred interest on such Interest Payment Date.

(c) Partial Payment of Deferred Interest.

          (i) If the Corporation has raised some but not all Eligible Proceeds necessary to pay all deferred interest on any Interest Payment Date pursuant to this Section 2.7, such Eligible Proceeds will be allocated to pay accrued and unpaid interest on the applicable Interest Payment Date in chronological order based on the date each payment was first deferred, subject to the Common Stock Issuance Cap, the Preferred Stock Issuance Cap and the Maximum Share Number, and payment on each installment of deferred interest will be distributed to Holders on a pro rata basis.

          (ii) If the Corporation has outstanding Parity Securities under which the Corporation is obligated to sell securities that are APM Qualifying Securities and apply the net proceeds to the payment of deferred interest or distributions, then on any date and for any period the amount of net proceeds received by the Corporation from those sales and available for payment of the deferred interest and distributions will be applied to the Debentures and those other Parity Securities on a pro rata basis up to the Maximum Share Number or the Common Stock Issuance Cap or the Preferred Stock Issuance Cap, as applicable (or comparable provisions in the instruments governing those other Parity Securities)

in proportion to the total amounts that are due on the Debentures and such other Parity Securities, or on such other basis as the Federal Reserve may approve.

     (d) APM Qualifying Securities Definition Change. The Corporation will send written notice to the Trustee (which notice the Trustee will promptly forward upon receipt to the Administrative Trustees, who will forward such notice to each holder of record of Capital Securities) prior to the effective date of any change in the definition of APM Qualifying Securities to eliminate Common Stock or Qualifying Warrants.

2.8 Redemption of the Debentures.

     (a) Redemption. Section 11.7 of the Indenture shall not apply to the Debentures. The Debentures shall be redeemable, at the Corporation’s option, at any time, including on or after the Scheduled Maturity Date. The redemption price shall be 100% of the principal amount of Debentures being redeemed, plus accrued and unpaid interest through the Redemption Date, in the case of any redemption (i) in whole or in part at any time on or after June 12, 2037 (or if this day is not a Business Day, on the next Business Day); (ii) in whole but not in part at any time within 90 days of the occurrence of a Capital Treatment Event or Investment Company Event. In all other cases, the redemption price will equal the applicable Make-Whole Redemption Price. The Corporation will notify the Trust of the applicable Make-Whole Redemption Price (if applicable) promptly after the calculation thereof and the Trustee will have no responsibility for calculating the Make-Whole Redemption Price. The Corporation may not redeem the Debentures in part if the principal amount of the Debentures has been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest including deferred interest has been paid in full on all outstanding Debentures for all Interest Periods terminating on or before the Redemption Date. Notice of any redemption will be mailed at least thirty (30) days but not more than sixty (60) days before the Redemption Date to each Holder of Debentures to be redeemed at its registered address. Unless the Corporation defaults in payment of the redemption price, on and after the Redemption Date, interest will cease to accrue on the Debentures or portions thereof called for redemption.

     (b) Sinking Fund. The Debentures are not entitled to any sinking fund payments or similar provisions.

2.9 Events of Default.

     (a) Paragraphs (1) through (6) of Section 5.1 of the Indenture will not apply to the Debentures, the occurrence of an event described therein will not be an Event of Default with respect to the Debentures, and such paragraphs are replaced with the following subparagraphs (i) through (iv), the occurrence of any of which shall be an Event of Default with respect to the Debentures.

          (i) the default in the payment of interest, including Additional Interest, in full on the Debentures for a period of 30 days after the conclusion of a 10-year period following the commencement of any Deferral Period;

          (ii) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Corporation a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Corporation under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

          (iii) the institution by the Corporation of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due and its willingness to be adjudicated a bankrupt, or the taking of corporate action by the Corporation in furtherance of any such action;

          (iv) a receiver is appointed for a Major Subsidiary Depository Institution under the Federal Deposit Insurance Act or other applicable law.

     (b) The Debentures shall not have the benefits of Section 5.3 of the Indenture.

     (c) So long as any Debentures are held by or on behalf of the Trust, the Trustee will provide to the holders of the Capital Securities such notices as it will from time to time provide under Section 6.2 of the Indenture. In addition, the Trustee will provide to the holders of the Capital Securities notice of any Event of Default or event that, with the giving of notice or lapse of time, or both, would become an Event of Default with respect to the Debentures within 30 days after the actual knowledge of a Responsible Officer of the Trustee of such Event of Default or other event.

     (d) For the avoidance of doubt, and without prejudice to any other remedies that may be available to the Trustee, the Holders of the Debentures or the holders of the Capital Securities under the Indenture, no breach by the Corporation of any covenant or obligation under the Indenture or the terms of the Debentures will be an Event of Default with respect to the Debentures other than those specified as Events of Default in Section 2.9(a) .

     (e) The Corporation shall not enter into any supplemental indenture with the Trustee to add any additional event of default with respect to the Debentures to the definition of Event of Default without the consent of the Holders of at least a majority in aggregate principal amount of outstanding Debentures.

2.10 Securities Registrar; Paying Agent; Delegation of Trustee Duties.

     (a) The Corporation appoints U.S. Bank National Association as Securities Registrar and Paying Agent with respect to the Debentures.

     (b) Notwithstanding any provision contained herein, to the extent permitted by applicable law, the Trustee may delegate its duty to provide such notices and to perform such other duties as may be required to be provided or performed by the Trustee under the Indenture, and, to the extent such obligation has been so delegated, the Trustee will not be responsible for monitoring the compliance of, nor be liable for the default or misconduct of, any such designee.

     2.11 Limitation on Claims in the Event of Bankruptcy, Insolvency or Receivership. Each Holder, by such Holder’s acceptance of the Debentures, agrees that if a Bankruptcy Event of the Corporation shall occur before the redemption or repayment of such Debentures, such Holder shall have no claim for, and thus no right to receive, any deferred interest pursuant to Section 2.5 that has not been paid pursuant to Sections 2.5 and 2.7 to the extent the amount of such deferred interest exceeds two years of accumulated and unpaid interest including compounded interest thereon, on such Holder’s Debentures.

     2.12 Unconditional Right of Holders to Receive Principal, Premium and Interest; Direct Action by Holders of Capital Securities. Section 5.8 of the Indenture will not apply to the Debentures.

     Notwithstanding any other provision in the Indenture, each Holder of the Debentures shall have the right, which is absolute and unconditional, to receive payment of the principal of (and premium, if any) and (subject to Section 3.8 of the Indenture) interest (including any Additional Interest) on the Debentures on the Final Repayment Date (or, in the case of redemption or repayment, on the Redemption Date or the Repayment Date, as the case may be) and to institute suit for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder. So long as any Debentures are held by or on behalf of the Trust, any holder of the Capital Securities issued by the Trust shall have the right, upon (i) the breach by the Corporation of its obligations under Section 2.2(a)(iv) to issue Qualifying Capital Securities or Section 2.7(a) to issue APM Qualifying Securities or (ii) the occurrence of an Event of Default described in Section 2.9(a), to institute a suit directly against the Corporation (a) in the case of (i) above, to enforce such obligations or for such other remedies as may be available and (b) in the case of (ii) above, for enforcement of payment to such Holder of principal of (premium, if any) and (subject to Section 3.8 of the Indenture) interest (including any Additional Interest) on the Debentures having a principal amount equal to the aggregate Liquidation Amount (as defined in the Trust Agreement) of such Capital Securities.

ARTICLE III
REPAYMENT OF DEBENTURES

     3.1 Repayments. The Corporation will, not more than 30 nor less than 10 Business Days before each Repayment Date (unless a shorter notice will be satisfactory to the Trustee), notify the Trustee of the principal amount of Debentures to be repaid on such date pursuant to Section 2.2(a) .

     3.2 Selection of the Debentures to be Repaid. If less than all the Debentures are to be repaid on any Repayment Date (unless the Debentures are issued in the form of a Global Security or held by the Property Trustee), the particular Debentures to be repaid will be selected not more than 30 days before such Repayment Date by the Trustee, from the Outstanding Debentures not previously repaid or called for redemption, by lot or such other method as the Trustee will deem fair and appropriate and which may provide for the selection for redemption of a portion of the principal amount of any Debentures; provided that the portion of the principal amount of any Debentures not repaid will be in an authorized denomination (which will not be less than the minimum authorized denomination).

     The Trustee will promptly notify the Corporation in writing of the Debentures selected for partial repayment and the principal amount thereof to be repaid. For all purposes hereof, unless the context otherwise requires, all provisions relating to the repayment of Debentures will relate, in the case of any Debentures repaid or to be repaid only in part, to the portion of the principal amount of such Debentures that has been or is to be repaid. Debentures registered in the name of the Corporation, any Affiliate or any Subsidiary thereof will not be included in the Debentures selected for repayment except to the extent no other Debentures remain or would remain outstanding.

     3.3 Notice of Repayment. Notice of repayment will be given by first-class mail, postage prepaid, mailed not less than 10 and not more than 30 Business Days before the Repayment Date, to each Holder of Debentures to be repaid, at the address of such Holder as it appears in the Security Register.

     Each notice of repayment will identify the Debentures to be repaid (including CUSIP number, if a CUSIP number has been assigned to the Debentures) and will state:

     (a) the Repayment Date;

     (b) if less than all Outstanding Debentures are to be repaid, the identification (and, in the case of partial repayment, the respective principal amounts) of the particular Debentures to be repaid;

     (c) that on the Repayment Date, the principal amount of the Debentures to be repaid will become due and payable upon each such Debentures or portion thereof, and that interest thereon, if any, will cease to accrue on and after said date;

     (d) whether any deferred interest shall remain outstanding on any Debentures to be repaid, and if so, the amount of such deferred interest and that Additional Interest shall continue to accrue on and after said date until paid; and

     (e) the place or places where such Debentures are to be surrendered for payment of the principal amount thereof.

     Notice of repayment will be given by the Corporation or, at the Corporation’s request, by the Trustee (provided the Corporation has notified the Trustee of the principal amount of Debentures to be repaid as required by Section 3.1 of this Third Supplemental no less than 15 Business Days before the Repayment Date), in the name and at the expense of the Corporation and will be irrevocable. The notice if mailed in the manner herein provided will be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, a failure to give such notice by mail or any defect in the notice to the Holder of any Debentures designated for repayment as a whole or in part will not affect the validity of the proceedings for the repayment of any other Debentures.

     3.4 Deposit of Repayment Amount. Before 10:00 a.m. New York City time on the Repayment Date specified in the notice of repayment given as provided in Section 3.3, the Corporation will deposit with the Trustee or with one or more Paying Agents (or if the Corporation is acting as its own Paying Agent, the Corporation will segregate and hold in trust as provided in Section 10.3 of the Indenture) an amount of money sufficient to pay the principal amount of, and any accrued interest on, all the Debentures that are to be repaid on that date.

     3.5 Repayment of Debentures. If any notice of repayment has been given as provided in Section 3.3, the Debentures or portion of the Debentures with respect to which such notice has been given will become due and payable on the date and at the place or places stated in such notice. On presentation and surrender of such Debentures at a Place of Payment in said notice specified, the said securities or the specified portions thereof will be paid by the Corporation at their principal amount, together with accrued interest to the Repayment Date; provided that, except in the case of a repayment in full of all Outstanding Debentures, installments of interest whose Stated Maturity is on or before the Repayment Date will be payable to the Holders of such Debentures, or one or more Predecessor Securities, registered as such at the close of business on the relevant Regular Record Dates according to their terms and the provisions of Section 3.8 of the Indenture.

     Upon presentation of any Debentures repaid in part only, the Corporation will execute and the Trustee will authenticate and make available for delivery to the Holder thereof, at the expense of the Corporation, a new Debentures, of authorized denominations, in aggregate principal amount equal to the portion of the Debentures not repaid and so presented and having the same Scheduled Maturity Date and other terms as such Debentures. If a Global Security is so surrendered, such new Debentures will also be a new Global Security.

     If any Debentures required to be repaid will not be so repaid upon surrender thereof, the principal of such Debentures will, until paid, bear interest from the applicable Repayment Date at the rate prescribed therefore in the Debentures.

ARTICLE IV
EXPENSES

     In connection with the offering, sale and issuance of the Debentures to the Trust and in connection with the sale of the Trust Securities by the Trust, the Corporation shall pay certain amounts to the Trust pursuant to the Indenture and the Trust Agreement.

ARTICLE V
FORM OF DEBENTURES

     The Debentures and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the forms set forth on Exhibit A hereto.

ARTICLE VI
ORIGINAL ISSUE OF DEBENTURES

     Debentures in the aggregate principal amount of $600,010,000 may, upon execution of this Third Supplemental Indenture, be executed by the Corporation and delivered to the Trustee for authentication in accordance with Section 3.3 of the Indenture

ARTICLE VII
SUBORDINATION

     7.1 Senior Debt. The subordination provisions of Article XIII of the Indenture will apply to the Debentures, except that for the purposes of the Debentures (but not for the purposes of any other Securities unless specifically set forth in the terms of such Securities), “Senior Debt” or “Senior Indebtedness” as defined in the Indenture shall also include (i) debt securities, which term includes junior subordinated debt securities, and guarantees in respect of those debt securities, initially issued to any trust, partnership or other entity affiliated with the Corporation that is, directly or indirectly, the Corporation’s financing vehicle in connection with the issuance by such entity of capital securities or other similar securities except to the extent, in the case of any such securities or guarantees issued after the date of this Third Supplemental Indenture, the instrument creating those obligations provides that they are not superior in right of payment to the Debentures, and (ii) any debt of the Corporation to any of its Subsidiaries and any debt of the Corporation to any of its employees. For purposes of the Debentures, Senior Debt will exclude trade accounts payable and accrued liabilities arising in the ordinary course of business.

     7.2 Compliance with Federal Reserve Rules. The Corporation will not incur any additional indebtedness for borrowed money that ranks pari passu with or junior to the Debentures (if then subject to Article XIII of the Indenture), except in compliance with applicable regulations and guidelines of the Federal Reserve.

ARTICLE VIII
MISCELLANEOUS

     8.1 Effectiveness. This Third Supplemental Indenture will become effective upon its execution and delivery.

     8.2 Modification of Third Supplemental Indenture. Without the consent of any Holders of the Debentures, the Corporation, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, to eliminate Common Stock or Qualifying Warrants (but not both) from the definition of “APM Qualifying Securities” if the Corporation has been advised in writing by a nationally recognized independent accounting firm that there is more than an insubstantial risk that the failure to do so would result in a reduction in its earnings per share as calculated for financial reporting purposes.

     Notwithstanding any other provision in the Indenture or this Third Supplemental Indenture to the contrary, the Corporation and the Trustee, without the consent of any holder of Debentures, may enter into a supplemental indenture for the purpose of conforming the terms of the Indenture and/or this Third Supplemental Indenture and the Debentures to the description of the Debentures contained in the Prospectus Supplement.

     No modification or amendment to the Indenture will be effective against any holder without its consent that would reduce the requirements contained in the Indenture for quorum or voting, or make any change to the subordination of the Debentures in a manner adverse to the holders.

     8.3 Miscellaneous. The Corporation will promptly give notice to Holders, in the manner provided for in the Indenture, of any amendment to the definition of “APM Qualifying Securities” eliminating Common Stock or Qualifying Warrants pursuant to Section 8.2.

     8.4 Successors and Assigns. All covenants and agreements in the Indenture, as supplemented and amended by this Third Supplemental Indenture, by the Corporation will bind its successors and assigns, whether so expressed or not.

     8.5 Further Assurances. The Corporation will, at its own cost and expense, execute and deliver any documents or agreements, and take any other actions that the Trustee or its counsel may from time to time request in order to assure the Trustee of the benefits of the rights granted to the Trustee under the Indenture, as supplemented and amended by this Third Supplemental Indenture.

     8.6 Effect of Recitals. The recitals contained herein and in the Debentures, except the Trustee’s certificates of authentication, will be taken as the statements of the Corporation, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture or of the Debentures. Neither the Trustee nor any Authenticating Agent will be accountable for the use or application by the Corporation of the Debentures or the proceeds thereof.

     8.7 Ratification of Indenture. The Indenture as supplemented by this Third Supplemental Indenture, is in all respects ratified and confirmed, and this Third Supplemental Indenture will be deemed part of the Indenture in the manner and to the extent herein and therein provided.

     8.8 Governing Law. This Third Supplemental Indenture and each Debenture shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

     8.9 Severability. In case any one or more of the provisions contained in this Third Supplemental Indenture or in the Debentures shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Third Supplemental Indenture or of the Debentures, but this Third Supplemental Indenture and the Debentures shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

     8.10 Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed by their authorized respective officers as of the day and year first above written.

                                                                                                     BB&T CORPORATION

                                                                                                     By:    /s/ Christopher L. Henson
                                                                                                     Name: Christopher L. Henson
                                                                                                     Title: Senior Executive Vice President and Chief
                                                                                                     Financial Officer

                                                                                                     U.S. BANK NATIONAL ASSOCIATION,
                                                                                                      as Trustee

                                                                                                     By:    /s/ Paul D.Allen
                                                                                                     Name: Paul D. Allen
                                                                                                     Title: Vice President

STATE OF North Carolina	)
) ss.:
COUNTY OF Forsyth	)

     On June 8th, 2007 before me, the undersigned, a Notary Public in and for the State of NC, personally appeared Christopher L. Henson, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument, and acknowledged to me that he/she executed the same in his/her authorized capacity, and that the foregoing instrument is the free act and deed of the entity upon behalf of which such person acted.

          WITNESS my hand and official seal.

          SIGNATURE:      /s/ Cherie B. Welch                                      (This area for official notarial seal)
                                  Name:      Cherie B. Welch
                                  Address:  150 S. Stratford Rd.
                                                  Winston-Salem, NC  27104

COMMONWEALTH OF Massachusetts	)
)
COUNTY OF Suffolk	) ss.:

     On June ___, 2007 before me, the undersigned, a Notary Public in and for the State of Massachusetts, personally appeared Paul D. Allen, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument, and acknowledged to me that he/she executed the same in his/her authorized capacity, and that the foregoing instrument is the free act and deed of the entity upon behalf of which such person acted.

          WITNESS my hand and official seal.

          SIGNATURE:   /s/ Jordan D. Musser                             (This area for official notarial seal)
                                 Name:
                                 Address:

EXHIBIT A

Fixed to Floating Rate Junior Subordinated Debenture

FACE OF DEBENTURE

This Security is not a deposit or other obligation of a depository institution and is not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

BB&T CORPORATION

Fixed to Floating Rate Junior Subordinated Debentures

Registration Number:                                                                                                   Principal Amount:

     BB&T CORPORATION, a corporation organized and existing under the laws of North Carolina (hereinafter called the “Corporation”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to [•], or registered assigns, the principal sum of [•] ($[•]) and all accrued and unpaid interest thereof on June 12, 2077, or if such day is not a Business Day, the following Business Day (the “Final Repayment Date”).

     The Corporation further promises to pay interest on said principal sum from and including June 12, 2007, or from and including the most recent Interest Payment Date on which interest has been paid or duly provided for, until the principal thereof is paid or made available for payment. Interest shall be payable (i) semi-annually in arrears on June 12 and December 12 of each year, beginning on December 12, 2007 until and including June 12, 2037, (ii) quarterly in arrears on March 12, June 12, September 12 and December 12 of each year, beginning on September 12, 2037 until and including June 12, 2057, and (iii) monthly in arrears on the 12th day of each month thereafter (each such date, an “Interest Payment Date”), at an annual rate of (i) 6.82% from and including June 12, 2007 to but excluding June 12, 2037, (ii) an annual rate equal to three-month LIBOR plus 2.110%, from and including June 12, 2037 to but excluding June 12, 2057, and (iii) an annual rate equal to one-month LIBOR plus 2.108% thereafter (computed on the basis of (i) a 360-day year comprised of twelve 30-day months with respect to any Interest Period ending on or prior to June 12, 2037 and (ii) a 360-day year and the actual number of days elapsed with respect to any other Interest Period after June 12, 2037), plus Additional Interest, if any; provided, however, if any Interest Payment Date described in clauses (ii) or (iii) of this paragraph falls on a day that is not a Business Day, the applicable Interest Payment Date shall instead occur on the immediately succeeding Business Day. Accrued interest that is not paid on the applicable Interest Payment Date (after giving effect to the adjustments described in the last sentence of Section 2.4(b) of the Third Supplemental Indenture), including interest deferred pursuant to Section 2.5 of the Third Supplemental Indenture, will bear Additional Interest, to the extent permitted by law, at the then-applicable rate described in the second sentence of this paragraph, from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date.

A-1

     If any Interest Payment Date on or prior to the regularly scheduled Interest Payment Date in June, 2037 occurs on a day that is not a Business Day, the payment of interest for such Interest Payment Date shall be made (or such interest shall be made available for payment) on the next succeeding Business Day with the same force and effect as if such payment were made on the relevant Interest Payment Date. If any Interest Payment Date after the regularly scheduled Interest Payment Date in June, 2037 occurs on a day that is not a Business Day, the payment of interest for such Interest Payment Date shall be made (or such interest shall be made available for payment) on the next succeeding Business Day and shall include interest or other payment in respect of the delay. A “Business Day” will mean any London Business Day other than a Saturday or Sunday, or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed or a day on which the corporate trust offices of the Property Trustee or the Debenture Trustee is closed for business. A “London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted on the London interbank market. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment. Any such interest installment not so punctually paid or duly provided for (other than interest deferred in accordance with the next paragraph) will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof will be given to Holders of Securities of this series not less than 10 days before such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

     So long as no Event of Default has occurred and is continuing, the Corporation has the right at any time or from time to time during the term of this Security to defer payment of interest on this Security for one or more consecutive Interest Periods up to 10 years; provided, however, that no Deferral Period will extend beyond the Final Repayment Date or the earlier redemption of any Securities of this series. Upon the termination of any Deferral Period and upon the payment of all deferred interest then due, the Corporation may elect to begin a new Deferral Period, subject to the above requirements. Except as provided in Section 2.7 of the Third Supplemental Indenture, no interest will be due and payable during a Deferral Period except at the end thereof.

     So long as any Securities remain outstanding, if the Corporation has given notice of its election to defer interest payments on the Securities but the related Deferral Period has not yet commenced or a Deferral Period is continuing, the Corporation will not, and will not permit any Subsidiary of the Corporation to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to any shares of the Corporation’s capital stock, (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities or guarantees of the Corporation that rank upon the Corporation’s liquidation on a parity with this Security (including this Security, the “Parity Securities”), or junior in interest to this Security (except for partial payments of interest with respect to the Security) or (iii) make any guarantee payments regarding any guarantee by the

A-2

Corporation of the junior subordinated debentures of any Subsidiary of the Corporation if the guarantee ranks pari passu with or junior in interest to the Debentures (other than (a) any repurchase, redemption or other acquisition of shares of the Corporation’s capital stock by the Corporation in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of its employees, officers, directors, consultants or independent contractors, (2) a dividend reinvestment or stockholder purchase plan, (3) the issuance of the Corporation’s capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into before the applicable Deferral Period; (b) any exchange, redemption or conversion of any class or series of the Corporation’s capital stock, or the capital stock of one of its subsidiaries, for any other class or series of the Corporation’s capital stock, or any class or series of the Corporation’s indebtedness for any class or series of its capital stock; (c) any purchase of fractional interests in shares of the Corporation’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged; (d) any declaration of a dividend in connection with any stockholder rights plan, or the issuance of rights, stock or other property under any stockholder rights plan, or the redemption or purchase of rights pursuant thereto; (e) any payment by the Corporation under the Corporation’s guarantee regarding the Trust holding the Debentures; (f) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock; (g) any payment during a Deferral Period of current interest on Parity Securities that is made pro rata to the amounts due on such Parity Securities (including the Debentures), and any payments of deferred interest on Parity Securities that, if not made, would cause the Corporation to breach the terms of the instrument governing such Parity Securities provided that such payments are made in accordance with Section 2.7(c) of the Third Supplemental Indenture to the extent it applies, or (h) any payment during a Deferral Period of principal in respect of Parity Securities having the same scheduled maturity date as this Security, as required under a provision of such Parity Securities that is substantially the same as the provision described in Section 2.2 of the Third Supplemental Indenture, and that is made on a pro rata basis among one or more series of Parity Securities having such a provision). In addition, if any Deferral Period lasts longer than one year, the Corporation and its Subsidiaries will not repurchase or acquire any securities ranking junior to or pari passu with any of its APM Qualifying Securities the proceeds of which were used to settle deferred interest during the relevant Deferral Period before the first anniversary of the date on which all deferred interest on this Security has been paid, subject to the exceptions listed above.

     The Corporation will give written notice of its election to begin or extend any Deferral Period, (x) if the Property Trustee, on behalf of the Trust, is the sole holder of the Securities, to the Property Trustee and the Delaware Trustee not more than 30 and at least five Business Days before the earlier of (A) the next succeeding date on which the distributions on the Capital Securities are payable and (B) the date the Property Trustee is required to give notice to holders of the Capital Securities of the record or payment date for the related distribution, or (y) if the Property Trustee, on behalf of the Trust, is not the sole Holder of the Securities, to Holders of the Securities and the Trustee no more than 30 and at least five Business Days before the next Interest Payment Date.

A-3

     Payment of the principal of and interest on this Security will be made at the office or agency of the Corporation maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Corporation payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address will appear in the Securities Register or (ii) by wire transfer in immediately available funds at the bank account number as may be designated by the Person entitled thereto as specified in the Securities Register in writing not less than ten days before the relevant Interest Payment Date.

     The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Debt, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and will be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

     Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions will for all purposes have the same effect as if set forth at this place.

     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security will not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

A-4

     IN WITNESS WHEREOF, the Corporation has caused this instrument to be duly executed under its corporate seal.

                                                                                                          BB&T CORPORATION

                                                                                                          By:
                                                                                                          Name: Christopher L. Henson
                                                                                                          Title: Senior Executive Vice President and
                                                                                                          Chief Financial Officer

Attest:

___________________________________
(Assistant Secretary)

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

This is one of the Securities of the series
designated therein referred to in the within-
mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By: __________________________________
     Name:
     Title

Dated: June 12, 2007

A-5

REVERSE OF DEBENTURE

BB&T CORPORATION

Fixed to Floating Rate Junior Subordinated Debentures

     This Security is one of a duly authorized issue of securities of the Corporation (herein called the “Securities”), issued and to be issued in one or more series under the Junior Subordinated Indenture, dated as of August 18, 2005 (herein called the “Base Indenture”), between the Corporation and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by the Third Supplemental Indenture, dated as of June 12, 2007, between the Corporation and the Trustee (the “Third Supplemental Indenture”, and together with the Base Indenture, the “Indenture”), to which Indenture and all other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Corporation and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. By the terms of the Indenture, the Securities are issuable in series that may vary as to amount, date of maturity, rate of interest, rank and in any other respect provided in the Indenture.

     All terms used in this Security that are defined in the Indenture or in the Amended and Restated Trust Agreement, dated as of June 12, 2007, as amended (the “Amended Trust Agreement”), for BB&T Capital Trust IV among BB&T Corporation, as Depositor, Wilmington Trust Corporation, as the Delaware Trustee and U.S. Bank National Association as the Property Trustee, and the Administrative Trustees, will have the meanings assigned to them in the Indenture or the Amended and Restated Trust Agreement, as the case may be.

     This Security shall be redeemable, at the Corporation’s option, at any time, including on or after the Scheduled Maturity Date. The Corporation may redeem this Security (i) in whole or in part at any time on or after June 12, 2037 (or if this day is not a Business Day, on the next Business Day) and (ii) in whole but not in part at any time within 90 days of the occurrence of a Capital Treatment Event or Investment Company Event, in each case at a redemption price equal to 100% of the principal amount of this Security to be redeemed plus accrued and unpaid interest to the Redemption Date. In all other cases, the redemption price will equal the applicable Make-Whole Redemption Price. Securities of this series shall be subject to partial redemption only in the amount of $1,000 or integral multiples thereof.

     No sinking fund is provided for the Securities.

     The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Corporation with certain conditions set forth in the Indenture.

     The Indenture permits, with certain exceptions as therein provided, the Corporation and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Corporation and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities to be affected by such supplemental indenture. The Indenture also

A-6

contains provisions permitting Holders of specified percentages in principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Securities, to waive compliance by the Corporation with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security will be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

     As provided in and subject to the provisions of the Indenture, if an Event of Default as described in Section 2.9(a)(i) of the Third Supplemental Indenture with respect to the Securities at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities may declare the entire principal amount and all accrued but unpaid interest of all the Securities to be due and payable immediately, by a notice in writing to the Corporation (and to the Trustee if given by Holders); provided that, as described in Section 2.9(a)(i), if upon an Event of Default, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities fails to declare the entire principal and all accrued but unpaid interest of all the Securities to be immediately due and payable, the holders of at least 25% in aggregate Liquidation Amount of the Capital Securities then outstanding shall have such right by a notice in writing to the Corporation and the Trustee; and upon any such declaration the principal amount of and the accrued but unpaid interest (including any Additional Interest); and on all the Securities will become immediately due and payable; provided that the payment of principal and interest (including any Additional Interest) on such Securities will remain subordinated to the extent provided in Article XIII of the Base Indenture and Section 7.1 of the Third Supplemental Indenture.

     So long as any Securities are held by or on behalf of BB&T Capital Trust IV, any holder of the Capital Securities issued by BB&T Capital Trust IV shall have the right, upon (i) the breach by the Corporation of its obligations under Section 2.2(a)(iv) of the Third Supplemental Indenture to issue Qualifying Capital Securities or Section 2.7(a) of the Third Supplemental Indenture to issue APM Qualifying Securities or (ii) the occurrence of an Event of Default described in Section 2.9(a) of the Third Supplemental Indenture, to institute a suit directly against the Corporation (a) in the case of (i) above, to enforce such obligations or for such other remedies as may be available and (b) in the case of (ii) above, for enforcement of payment to such holder of principal of (premium, if any) and (subject to Section 3.8 of the Base Indenture) interest (including any Additional Interest) on the Securities having a principal amount equal to the aggregate Liquidation Amount (as defined in the Amended and Restated Trust Agreement) of such Capital Securities.

     The Holder of this Security, by such Holder’s acceptance hereof, agrees that if a Bankruptcy Event of the Corporation shall occur before the redemption or repayment of such Security, such Holder shall have no claim for, and thus no right to receive, any deferred interest pursuant to Section 2.5 of the Third Supplemental Indenture that has not been paid pursuant to Sections 2.5 and 2.7 of the Third Supplemental Indenture to the extent the amount of such interest, including compounded interest thereon, exceeds two years of accumulated and unpaid interest, including compounded interest thereon, on this Security.

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     No reference herein to the Indenture and no provision of this Security or of the Indenture will alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Corporation maintained under Section 10.2 of the Base Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Corporation and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge will be made for any such registration of transfer or exchange, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Before due presentment of this Security for registration of transfer, the Corporation, the Trustee and any agent of the Corporation or the Trustee will treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Corporation, the Trustee nor any such agent will be affected by notice to the contrary.

     The Securities are issuable only in registered form without coupons in minimum denominations of $1,000 and integral multiples thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities are exchangeable for a like aggregate principal amount of Securities of a different authorized denomination, as requested by the Holder surrendering the same.

     The Corporation and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Security agree to treat for United States Federal income tax purposes the Securities as indebtedness of the Corporation.

     THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

This is one of the Securities referred to in the within mentioned Indenture.

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